Appendix B

 CODE OF ETHICS

Background

This Code of Ethics (the “Code”) has been adopted by Eddystone Capital (the “Adviser” or “EC”), and the privately managed accounts and hedge funds (referred to collectively in this Code as “Accounts”) for which a the Adviser acts as investment adviser pursuant to Rules 204-2(a)(12), 204-2(a)(13) and 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) (collectively, the "Rules").  An "Index to Defined Terms" may be found at the end of this Code.

Purpose And Scope Of This Code

This Code is based upon the precept that all  officers, directors and employees of EC owe a fiduciary duty to Accounts to:

  place the interests of Accounts first at all times;
  conduct their personal securities transactions in a manner so as to be consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility;
  refrain from taking inappropriate advantage of the relationship with Accounts;
  maintain the confidentiality of security holdings and financial circumstances of Accounts; and
  maintain independence in the investment decision making process.

This Code sets forth the minimum standard of conduct believed appropriate for employees, officers and Directors of the EC   Technical compliance with the provisions of the Code will not insulate your transactions from scrutiny for evidence of abuse of the fiduciary relationship.  If you are confronted with a potential or apparent conflict of interest, you should consult the Chief Compliance Officer (“CCO”) or outside counsel for advice concerning the propriety of the transaction, and obtain prior approval if required.  All discussions will be treated as confidential.

Duties Under This Code

As fiduciaries, EC and its employees have an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of Accounts.

This Code has five basic requirements:

  first, that you comply with all applicable federal and state securities laws;
  second, that you avoid all conflicts of interest and fully disclose all material facts concerning any conflict that may arise with respect to any Account;
  third, that your conduct conforms to the ethical standards set forth in the Code;
  fourth, that your personal securities transactions comply with the Code; and
  fifth, that you obtain prior approval for securities transactions as required under this Code, and file reports as required.

General Prohibitions

You may not:

  In connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by an Account:

o   defraud the Account in any manner;

o   materially mislead the Account;

o   engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon the Account;

o   engage in any manipulative practice with respect to the Account; or

o   engage in any manipulative practice with respect to securities, including price manipulation;

  Favor the interests of one Account over another Account that would constitute a breach of fiduciary duty;
  Use knowledge about pending or currently considered securities transactions in an Account to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities;
  Recommend, implement or consider any securities transaction for a Account without disclosing any material beneficial ownership, business or personal relationship or other material interest in the issuer of such securities or its affiliates to the Trader/Director of Research and the Chief Compliance Officer;
  Trade, either personally or on behalf of others, while in possession of material, non-public information or communicate material non-public information to others in violation of securities laws; or
  Fail to comply, or cause another person to fail to comply, with any provisions of the Investment Company Act of 1940 (“1940 Act”), the Advisers Act, the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (the “SEC”) under any of these statutes, the Bank Secrecy Act as it applies to the Accounts and the Adviser, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Persons To Whom This Code Applies

This Code applies to ALL employees, officers, and Directors of the EC.  All employees, officers and Directors of EC are considered to be “access persons” for purposes of this Code and subject to its requirements.

Accounts To Which This Code Applies

The provisions of this Code apply to all securities and accounts that are “beneficially owned” by an access person.  This means that you will have to obtain pre-clearance of transactions in accounts held by members of your household, as well as accounts you hold personally.  You will also have to report the holdings of all those accounts.

You should consider yourself to have “beneficial ownership” of any securities:

  in which you have a direct or indirect pecuniary interest;
  held in any account over which you have sole or shared voting power or investment discretion;
  in which you have the right to obtain a direct or indirect pecuniary interest or sole or shared voting or investment power within 60 days; or
  held in any account in which you have the authority to enter purchase or sale orders for securities.

You should consider yourself to have “beneficial ownership” of accounts held in your name and in the names of your spouse or domestic partner, your minor children, or any relative who lives in your home or under other circumstances indicating a sharing of financial interest.[1]

This Code applies to all accounts in which an access person has “beneficial ownership,” including without limitation:

  brokerage accounts,
  advisory accounts,
  trust accounts,
  Individual Retirement Accounts (“IRAs”), Rollover IRAs or Coverdell IRAs,
  other retirement accounts,
  Uniform Gifts to Minors/Uniform Transfers to Minors Act accounts or
  Section 529 Plan accounts.

"Security" in this Code has the same meaning as set forth in Section 202(a)(18) of the Advisers Act and specifically includes open-end mutual funds, futures and options.  Futures and options may not be used to evade the restrictions of this Code.

A "purchase or sale" includes writing put and call options on a security.

Restrictions On Personal Securities Transactions

General Prohibition.  No access person may buy or sell any security for his or her account if he or she knows at the time of the transaction that the security is being purchased or sold, or is being considered for purchase or sale, by an Account.  A security is "considered for purchase or sale" when a recommendation to purchase or sell a security is being made or has been made and communicated and is "recommended" when the person making the recommendation seriously considers making the recommendation.

Initial Public Offerings and Private Placements.  An access person may purchase securities in an initial public offering ("IPO") or in a private placement (an offering exempt from registration under the 1933 Act, pursuant to Section 4(2) or Section 4(6), or pursuant to Regulation D under the 1933 Act), provided that he or she makes the required representations on the pre-clearance form and obtains approval of the purchase.

In deciding whether to approve the purchase, the Trader, the Director of Research and the Chief Compliance Officer will take into account, among other factors, whether the investment opportunity represented by the IPO or the private placement should be reserved for Accounts, and whether the opportunity is being offered to the access person by virtue of that person’s position with EC.  Any approval granted will record the reasons for approval of the purchase and must be maintained as part of EC’s books and records.

[1] Reports under the Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

Any access person who has been granted approval to purchase securities in an IPO or a private placement must disclose that investment to the other investment personnel participating in the decision if at any time he or she participates in a decision to purchase securities of that issuer for an Account.  In that event, the decision to purchase securities of that issuer must be reviewed by investment personnel with no interest in the issuer.

Blackout Period.  The access persons listed on Appendix A may not buy or sell any security within one calendar day before and after a Fund trades in that security.  Any profits realized on a trade within the blackout period will be disgorged to the Fund or to charity.

Short-Term Trading.  Unless an exception is granted by the Chief Compliance Officer, no access person may engage in short-term trading of any security, except non-affiliated mutual funds and all money market mutual funds.  Short-term trading is defined as the purchase and sale, or sale and purchase, of a security within a 60-day period, including through selling and/or closing a position with futures or options contracts.  Any profits realized on trades within the 60-day period will be disgorged to the Account or to charity.

While non-affiliated mutual funds are excluded from the 60-day short-term trading prohibition, access persons are urged to abide by the short-term trading policies and limitations on exchanges of any non-affiliated mutual fund in which they invest.

The Chief Compliance Officer may grant exceptions on a case-by-case basis where there is no possibility of abuse from the short-term trading.

Pre-Clearance Of Securities Transactions

General Rule.  All access persons must obtain prior approval from the Trader and Director of Research (or their designees) AND the Chief Compliance Officer (or her designee) for every transaction in securities, except as noted below.  An access person may purchase securities in an IPO or private placement, provided that he or she obtains pre-clearance of the purchase and makes certain representations.  See “Initial Public Offerings and Private Placements.”

Securities for Which Preclearance Is Not Required.

  Open-end mutual funds not traded on an exchange, including any affiliated mutual funds, and money market mutual funds (any open-end mutual fund that is traded on an exchange (an ETF) is subject to the pre-clearance requirement)
  Direct obligations of the U.S. government
  Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality (i.e., top two ratings categories) short-term debt instruments, including repurchase agreements
  Unit investment trusts that invest exclusively in one or more open-end mutual funds

Transactions for Which Preclearance Is Not Required.

  Transactions in accounts over which the supervised person has no direct or indirect influence or control (see “Discretionary Accounts”)
  Transactions pursuant to an “automatic investment plan,” which is defined as a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, and includes a dividend reinvestment plan.
  Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired
  Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities

Steps to Obtain Preclearance.  Approval forms for pre-clearance of securities transactions, IPOs and private placements can be obtained from the CCO.

1. Complete the applicable pre-clearance form.

2. Get approval of the Trader and the Director of Research (or their designees) of the transaction.

3. After you have obtained that approval, you must get the approval of the Chief Compliance Officer (or his or her designee) of the transaction.

Pre-clearance is effective for a period of 24 hours from the time the person obtains the signature of the Chief Compliance Officer approving the trade.  If the trade is not executed within that period, the pre-clearance process must be repeated.

Reporting Requirements

Quarterly Reporting

General Rule.  All access persons must report all transactions in securities, with the exceptions noted below, to the Chief Compliance Officer no later than 10 days after the end of each calendar quarter.  The report must provide the information required by the Rules for each transaction during that quarter.

An access person will not be required to submit a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements received by the Chief Compliance Officer within 30 days after the end of each quarter and those confirmations or account statements contain all the information required by the Rules.

Mutual Funds and Other Investment Companies.  All access persons must report all transactions involving all affiliated mutual funds,
  all closed-end funds,
  all exchange-traded funds and
  all unit investment trusts, except  unit investment trusts that are invested exclusively in one or more open-end funds, none of which is an affiliated mutual fund.

Exceptions from Quarterly Reporting

Exempt Securities.  The following types of securities are excepted from the quarterly reporting requirements:

  Direct obligations of the U.S. Government.
  Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.
  Non-affiliated mutual funds.
  Unit investment trusts that are invested exclusively in one or more open-end funds, none of which is an affiliated mutual fund.

Exempt Transactions.  The following types of transactions are excepted from the quarterly reporting requirements:

  Transactions in accounts over which the access person has no direct or indirect influence or control (see “Discretionary Accounts”)
  Transactions effected pursuant to an automatic investment plan

Reporting at the Commencement of Employment and Annually Thereafter

Acknowledgement of the Applicability of the Code.  All access persons must sign an acknowledgment that they have received, read and understand all provisions of this Code and agreed to be subject to this Code, and any amendments, at the commencement of employment and on an annual basis thereafter.

Holdings Reports.  All access persons must submit to the Chief Compliance Officer, no later than 10 days after the person becomes an access person and at least once each 12-month period thereafter, a holdings report containing the information required by the Rules for each security or account in which the access person has any direct or indirect beneficial ownership.

The information in the holdings report must be current as of a date no more than 45 days prior to the date the person becomes an access person, for an initial holdings report, and as of a date no more than 45 days prior to the date the report was submitted, for an annual report.  EC requires the annual holdings report to be submitted in January of each year.

Representations in Annual Holdings Report.  Each access person must represent in the annual holdings report that he or she has made all the reports required by this Code and has not engaged in any conduct prohibited by the Code.  If the access person cannot make these representations, he or she must report any violations.

Exception from Annual Holdings Report Requirement.  Accounts over which the access person has no direct or indirect influence or control do not have to be reported on the annual holdings report.

Opening New Securities Accounts

Required Permission from the Chief Compliance Officer.  All access persons must obtain the permission of the Chief Compliance Officer prior  to opening any new accounts in which securities may be traded.  The access person must arrange for the broker-dealer or bank maintaining the account to send duplicate copies of all account statements and trade confirmations to the Chief Compliance Officer.

The Chief Compliance Officer retains the right to restrict access persons from using certain broker-dealers or to require access persons to use certain broker-dealers.

Discretionary Accounts

Access persons may maintain accounts over which a person other than the access person has full investment discretion and over which the access person has no direct or indirect influence or control (“discretionary accounts”).  Transactions in discretionary accounts are exempt from the pre-clearance and reporting requirements of this Code, provided that (a) the access person certifies to the Chief Compliance Officer that the access person has no direct or indirect influence or control over the account and (b) the Chief Compliance Officer has obtained confirmation of that certification from the broker or other person who is managing the account.  This certification must be provided prior to approval of opening the discretionary account.  If the discretionary account was opened prior to the access person’s employment with EC, the certification must be provided at the time of commencement of employment.

Other Provisions

Confidentiality of Account Information

Except where disclosure is required by applicable law, all information about Accounts (including accounts previously managed by EC that have been closed) must be kept in strict confidence, including the identity of the owner of the Account (unless the owner of the Account consents to this disclosure), the financial circumstances of the owner of the Account, the security holdings of the Account and advice furnished to the Account by the Adviser.

Access persons are referred to Regulation S-P for further information on disclosure of Account information.

Service as a Board Member or as a Member of a Creditor’s Committee

An access person may serve as a member of the board or as a member of a creditor’s committee of a company that has issued securities for which there is a public market if approval is obtained in advance from the access person’s supervisor and the Chief Compliance Officer.  Requests for approval to serve on the board or on a creditor’s committee of such a company should set out in detail the amount of time expected to be involved in such service and the compensation to be received.  If the proposed board membership or service on a creditor’s committee presents a conflict of interest or an apparent conflict of interest with an Account or EC, such approval will not be granted.

An access person who serves as a board member or as a member of a creditor’s committee of a company that has issued securities for which there is a public market and who participates in the management of Accounts will be isolated from those persons making investment decisions regarding that company.

Violations And Sanctions

All access persons are obligated to report apparent or suspected violations of this Code to the Chief Compliance Officer.  All reports of violations will be treated in confidence to the extent permitted by law.  Reports of violations will be investigated promptly and appropriately.

The following types of activities are violations of this Code:

  failure to comply with any of the securities laws, rules and regulations to which the Accounts or EC are subject;
  fraud or illegal acts involving any aspect of EC’s business;
  material misstatements in regulatory filings, internal books and records, or Account records or reports;
  activity that is harmful to Accounts, including fund shareholders;
  taking investment opportunities that belong to Accounts, and deviations from required controls and procedures that safeguard Accounts and EC.

Retaliation against an access person who has reported a violation is prohibited and constitutes a further violation of this Code.

Any violation of the Code may result in any disciplinary action that the Chief Compliance Officer deems appropriate.  A person accused of a violation of the Code will be given the opportunity to explain the situation.  If the Chief Compliance Officer determines that a violation of this Code has or may have occurred, the CCO shall submit his or her determination and a recommendation of appropriate sanctions in writing, along with any additional explanatory material provided, to the Principals of EC.

Sanctions may include any or all of the following:

  Letter of education,
  Formal warning by senior management,
  Fines or disgorgement of any profit or benefit derived from the violation,
  Suspension from employment,
  Dismissal from employment,
  Civil referral to the SEC or other civil regulatory authorities, or
  Criminal referral.

Access persons are reminded that the penalties for insider trading include civil injunctions, permanent bars for employment in the securities industry, civil penalties of up to three times the profits made or losses avoided, criminal fines and jail sentences.  The prohibition on insider trading and the potential sanctions apply to all access persons.

Access To Reports Under This Code

Every reasonable effort will be made to keep confidential all reports of securities transactions and any other information you file with the Chief Compliance Officer or you furnish to any person under this Code.  The reports and information are subject to review as provided in this Code and by representatives of the SEC or other regulatory authorities.  Reports and other information may be made available to any federal or state regulatory or law enforcement agency or to any self- regulatory organization, including the Financial Industry Regulatory Authority (“FINRA”), or to any other party as, in the sole discretion of EC is deemed consistent with EC’s or a fund's duty to that other party.

Review Of Transactions And Reports

The Legal Department shall periodically review personal securities transactions and holdings reports.  The Chief Compliance Officer shall arrange for the independent review of transactions and reports on a periodic basis.

Record Retention

The following records shall be maintained in the manner and for the periods set forth in the Rules, and shall be available for examination by representatives of the SEC:

  A copy of this Code and any other code which is, or was at any time within the past five years, in effect.
  A record of any violation of this Code and of any action taken as a result of such violation.
  A copy of all written acknowledgements for each person who currently, or within the past five years was, a supervised person.
  A copy of each report made by an access person or by an officer or Board Member of a Fund.
  A list of all persons who are, or within the past five years have been, access persons.
  A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by an access person in an IPO or a private placement.

Legal Framework For The Code

Rule 204A-1 under the Advisers Act requires all investment advisers to establish, maintain and enforce a written code of ethics that, at a minimum: includes standards of business conduct required of “supervised persons” (as defined below) to reflect the adviser’s fiduciary obligations and those of its supervised persons; requires supervised persons to comply with applicable federal securities laws; requires access persons to report, and the adviser to review, personal securities transactions and holdings; and requires supervised persons to report any violations of the Code.  Further, the Rules require advisory and fund personnel to file reports, and each investment adviser, and each investment company, its investment adviser and principal underwriter, to maintain records of securities transactions covered under the Rules, as well as certain other information.

“Supervised persons” are defined in the Advisers Act as partners, officers, directors (or other persons occupying a similar status or performing similar functions) or employees of an investment adviser, or other persons who provide investment advice on behalf of the investment adviser and are subject to the supervision and control of the investment adviser.

“Access persons” under the Rules are “supervised persons” who may have access to non-public information regarding a Account’s purchase or sale of securities or to non-public information regarding the portfolio holdings of any Account, who are involved in making securities recommendations to Accounts, or who have access to such recommendations that are non-public.

"Advisory persons" make, participate in, or obtain information regarding the purchase or sale of any security by a Fund or are involved in making, or have information concerning, recommendations regarding Fund transactions as part of their regular duties.  Advisory persons include persons in a control relationship to an Account or EC that obtains information about recommendations made to the Account regarding the purchase or sale of securities.

APPENDIX A-Access Persons

Francis Ledwidge

Thaddeus Leszczynski

Timothy Voake

EDDYSTONE CAPITAL

PRE-CLEARANCE FORM

I, ________________________________________, am contemplating the following securities transaction(s) for an account in which I have a beneficial interest and for which approval to trade is requested. I understand approval, once obtained, will be valid for a period of 24 hours/one business day, after this time I am required to seek re-approval. A duplicate confirmation of the trade will be provided to the Chief Compliance Officer.

ISSUER:                 _____________________________________________

TICKER:                  _____________________________________________

TRADE DATE:         _____________________________________________

BUY/SELL:              _____________________________________________

AMOUNT:                     _______________________________________________

DESCRIPTION:           _______________________________________________

This Form must be given to the Chief Compliance Officer for approvals.

Approval:

_________________________                                              __________________

Trading                                                                                    Date

_________________________                                              __________________

Director of Research                                                              Date

_________________________                                              __________________

Compliance                                                                             Date

Approval certifies that the securities listed above have not been bought or sold for any Account for which Eddystone Capital acts as investment adviser within the past 7 days and have not been recommended for purchase or sale and will not be recommended for purchase or sale by any Account within 7 days before or after this transaction in compliance with the Code of Ethics.

EDDYSTONE CAPITAL

PRECLEARANCE FORM FOR
INITIAL PUBLIC OFFERINGS AND PRIVATE PLACEMENTS

INSTRUCTIONS:  Access persons are required to submit this form first  to the Trader and Director of Research and second  to the Chief Compliance Officer for their approval prior to purchasing the security for which approval is sought.  Preclearance is effective for a period of 24 hours from the time the Chief Compliance Officer has approved the trade.  If the transaction is not executed within that time, preclearance must be obtained again on a later day.

Your Name:_______________________________________________

Name of Security: ______________________________________

Number of Shares or Principal Amount:_____________________

Ticker Symbol or CUSIP Number: _________________________

Interest Rate and Maturity Date (If Applicable): ____________________________

Name and Principal Business of Issuer of Security: __________________________

Other Material Terms of the Transaction (Include any facts that may be relevant to possible conflicts of interest):

______________________________________________________________________

______________________________________________________________________

How did this investment come to your attention? _______________________________

_______________________________________________________________________

To the best of your knowledge, has Eddystone Capital or any Account been solicited to invest in the issuer? Yes ____ No _________

If Yes, describe why Eddystone Capital or the Account determined not to purchase the security:

______________________________________________________________________

To the best of your knowledge, does Eddystone Capital or any Account have any relationship with the issuer? Yes __________ No ______________

If yes, identify how:______________________________________________________

CERTIFICATIONS

I hereby certify that:

  I will not effect the purchase described above unless and until the trade is approved by Trading and the Director of Research and the Chief Compliance Officer;
  To the best of my knowledge, the purchase described above will not result in a conflict of interest with Eddystone Capital or any Account;
  To the best of my knowledge, there are no pending orders for the security or any related security in any Account and no Account has the current intention to purchase the security; and
  The transaction is consistent with all Eddystone Capital policies regarding personal securities transactions.

SIGNATURE:  ____________________________________

DATE:____________________________________________

APPROVAL BY TRADING AND DIRECTOR OF RESEARCH

Approval for purchase granted? Yes _____________    No _____________________

The reason why approval for the purchase was granted:___________________________

________________________________________________________________________

Trader: _______________________________         Date: _________________

Director of Research: ____________________        Date: _________________

FOR USE BY THE CHIEF COMPLIANCE OFFICER ONLY:

Approval for purchase granted? Yes _____________    No _____________________

The reason why approval for the purchase was granted: ___________________________

________________________________________________________________________

Signed: _______________________________

Date: _________________________________

EDDYSTONE CAPITAL

INSIDER TRADING POLICIES AND PROCEDURES TO PREVENT AND DETECT MISUSE OF MATERIAL NONPUBLIC INFORMATION

These procedures are intended to prevent the use of material, nonpublic information by Eddystone Capital (the “Adviser”) personnel and to prevent, detect and correct any violations of the prohibition on insider trading.

A. Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others, may expose you to severe penalties. Criminal sanctions may include a fine or imprisonment.  The U.S. Securities and Exchange Commission (“SEC”) can recover the profits gained or losses avoided through the violative trading, impose a penalty of up to three times the illicit windfall, and issue an order permanently barring you from the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

The requirements contained in these procedures apply to securities trading and information handling by officers and employees of the Adviser (including spouses, minor children and adult members of their households). The requirements also apply to securities trading and information handling by temporary employees of the Adviser and independent consultants in certain circumstances.

The laws that address insider trading are not always clear and are continuously developing. An individual legitimately may be uncertain about the application of the rules in a particular circumstance. Often, a single question can prevent disciplinary action or complex legal problems. For these reasons, you should notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of these procedures has occurred or is about to occur, or if you have any questions regarding the applicability of these procedures.

B. Policy on Insider Trading

No person to whom these procedures apply may trade, either personally or on behalf of others (such as Funds or Accounts (collectively referred to as “Accounts”) managed by the Adviser), while in possession of material, nonpublic information, nor may any Adviser personnel communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider that information important in making his or her investment decisions. Generally, this includes any information the disclosure of which may have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.

Material information often relates to a company’s financial results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities or the portfolio holdings of any Account may, in some contexts, be material. Pre-publication information regarding reports to be published in the financial press also may be material,

  2.        What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, a news reporting service or publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

      3.    Identifying Inside Information

      Before executing any trade for yourself or others, including any Funds, you must determine whether you have access to material, nonpublic information, If you think that you might have access to material, nonpublic information, you should take the following steps:

•         Report the information and proposed trade immediately to the Chief Compliance Officer.

•         Do not purchase or sell the securities on behalf of yourself or others, including the Accounts.

•         Do not communicate the information inside or outside the Adviser, other than to the Chief Compliance Officer.

•         After the Chief Compliance Officer has reviewed the issue, he or she will determine whether the information is material and nonpublic and, if so, what action should be taken.

You should consult with the Chief Compliance Officer before taking any action or engaging in any transaction.  This degree of caution will protect you, the Accounts and the Adviser.

4.          Contacts with Public Companies

Contacts with public companies represent an important part of our research effort. The Adviser may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues can arise, however, when, in the course of these contacts, an employee of the Adviser becomes aware of material, nonpublic information. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. If this information then is communicated to other Adviser employees prior to it becoming public information, it is possible that Fund transactions could be executed based, in part, on this information. To protect yourself, the Accounts and the Adviser, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information.

5.          Tender Offers

Tender offers represent a particular concern under the laws governing insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases), Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Adviser personnel should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

6.        Private Investments in Public Entities

Analysts and other employees of the Adviser are sometimes approached by third parties (including prime brokers) that wish to solicit the Adviser’s participation in a private offering of securities of a publicly traded company. Such offerings often occur in connection with the anticipated and previously undisclosed merger or acquisition of a publicly traded company or other events which are not generally known by the public. Once any employee of the Adviser becomes aware of such a transaction, the information must be reported to the Chief Compliance Officer or General Counsel and the security will immediately become restricted until a public announcement containing information about the transaction is released, with the anticipated and previously undisclosed merger or acquisition of a publicly traded company or other events which are not generally known by the public. In the event that any such solicitation is made, the contacted employee must immediately make it clear to the third party that the employee is not interested in learning the name of the publicly traded company or other details of the proposed transaction and the employee must refer the third party to the Chief Compliance Officer immediately.

The Chief Compliance Officer will speak to the third party to learn the name of the publicly traded company involved in the proposed transaction, If the Adviser does not hold securities of the publicly traded company, the Chief Compliance Officer will so inform the contacted employee and the third party may reveal the name of the publicly traded company and other details of the proposed transaction to the employee. If the Adviser does hold securities of the publicly traded company, the Chief Compliance Officer in consultation (as necessary) with the General Counsel, will determine whether the proposed transaction is attractive to the Accounts in light of the fact that participation in the proposed transaction would require the Adviser’s current holdings of securities of the company to be placed on the Adviser’s Restricted List. If it is determined that the proposed transaction is attractive in these circumstances, the Chief Compliance Officer will so inform the contacted employee and the third party may reveal the name of the publicly traded company and other details of the proposed transaction to the employee.

C.  Restricted List

The Adviser will maintain a “Restricted List” of companies about which a determination has been made that it is prudent to restrict trading activity. This might include, for example, a company about which investment personnel may have acquired material, nonpublic information or a position where the Adviser may have a securities filing obligation.

As a general rule, trades will not be allowed for Accounts, or for the personal accounts of employees, in the securities of a company appearing on the Restricted List, except with approval of the Chief Compliance Officer, Similarly, any determination to remove a company from the Restricted List must be approved by the Chief Compliance Officer, Restrictions with regard to securities on the Restricted List are also considered to extend to options, rights or warrants relating to those securities and any securities convertible into those securities.

D.    Violations of the Policy

The Adviser considers violations of the policy against insider trading to be serious offenses and a violation of the policy may result in disciplinary action appropriate under the circumstances.  To protect the rights of individuals against unproven allegations and to ensure that the interests of the accounts are protected, a person accused of a violation of the will be given the opportunity to explain the situation and to provide material or information relevant to prompt resolution.

If an allegation of insider trading is raised, the Chief Compliance Officer and Principal will be immediately notified.  That person will be subject to heightened supervision – all emails will be reviewed on a weekly basis and, if the person is a portfolio manager, all transactions will be reviewed by the Investment Committee on a weekly basis.  The Compliance Officer, Legal Counsel and Principals, acting alone or jointly, shall prepare an action plan for prompt resolution of the allegations.  The action plan will consist, as appropriate, of a summary of the legal and factual allegations, documents, information and data accumulated and to be obtained, from whom, estimate of time, interviews planned, if any, and persons assigned to investigate the matter.  On a weekly basis (or more or less frequently, depending upon the circumstances) progress reports to the Chief Compliance Officer and senior management will be provided.  The plan may be amended or modified as required.

            Upon completion of the review, the results will be presented to the Principals with a recommendation as to appropriate sanctions, if any.  Sanctions may include any or all of the following:

•      Letter of education,

•      Formal warning by senior management,

•      Fines or disgorgement of any profit or benefit derived from the violation,

•      Suspension from employment,

•      Dismissal from employment,

•      Civil referral to the SEC or other civil regulatory authorities, or

•      Criminal referral.